EXHIBIT 2.1

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                          AGREEMENT AND PLAN OF MERGER




                            Dated as of June 12, 2001



                                      Among



                           Axys Pharmaceuticals, Inc.,



                              Applera Corporation,



                                       And



                           Angel Acquisition Sub, Inc.


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                                TABLE OF CONTENTS
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ARTICLE I THE MERGER..............................................................................................1

         SECTION 1.01         The Merger..........................................................................1

         SECTION 1.02         Closing.............................................................................2

         SECTION 1.03         Effective Time of the Merger........................................................2

         SECTION 1.04         Effects of the Merger...............................................................2

         SECTION 1.05         Certificate of Incorporation; By-laws...............................................2

         SECTION 1.06         Directors...........................................................................2

         SECTION 1.07         Officers............................................................................3

         SECTION 1.08         Effect on Capital Stock.............................................................3

         SECTION 1.09         Exchange of Certificates............................................................4

         SECTION 1.10         Treatment of Options................................................................6

         SECTION 1.11         Treatment of Debt Securities, Convertible Notes and Company Warrants................7

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY..........................................................9

         SECTION 2.01         Organization, Standing and Corporate Power..........................................9

         SECTION 2.02         Subsidiaries and Minority Investments...............................................9

         SECTION 2.03         Capital Structure..................................................................10

         SECTION 2.04         Authority..........................................................................12

         SECTION 2.05         Noncontravention...................................................................12

         SECTION 2.06         SEC Documents; Financial Statements................................................13

         SECTION 2.07         Undisclosed Liabilities............................................................14

         SECTION 2.08         Information Supplied...............................................................14

         SECTION 2.09         Absence of Certain Changes or Events...............................................14

         SECTION 2.10         Litigation.........................................................................14
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         SECTION 2.11         Labor Matters......................................................................15

         SECTION 2.12         Permits; Compliance with Laws......................................................15

         SECTION 2.13         Employee Benefit Plans.............................................................16

         SECTION 2.14         Taxes..............................................................................17

         SECTION 2.15         Properties.........................................................................18

         SECTION 2.16         Environmental Matters..............................................................18

         SECTION 2.17         Contracts; Debt Instruments........................................................19

         SECTION 2.18         Intellectual Property..............................................................21

         SECTION 2.19         Brokers and Other Advisors.........................................................22

         SECTION 2.20         Opinion of Financial Advisor.......................................................22

         SECTION 2.21         Board Recommendation; State Antitakeover Law.......................................22

         SECTION 2.22         Required Company Vote..............................................................22

         SECTION 2.23         Rights Agreement...................................................................23

         SECTION 2.24         Affiliate Transactions.............................................................23

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT.............................................................23

         SECTION 3.01         Organization, Standing and Corporate Power.........................................23

         SECTION 3.02         Capital Structure..................................................................23

         SECTION 3.03         Authority..........................................................................25

         SECTION 3.04         Noncontravention...................................................................25

         SECTION 3.05         Parent SEC Documents; Financial Statements.........................................26

         SECTION 3.06         Undisclosed Liabilities............................................................26

         SECTION 3.07         Information Supplied...............................................................26

         SECTION 3.08         Absence of Certain Changes or Events...............................................27

         SECTION 3.09         Litigation; Compliance with Laws...................................................27

         SECTION 3.10         Brokers............................................................................27
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         SECTION 3.11         Interim Operations of Merger Sub...................................................27

         SECTION 3.12         Required Vote......................................................................27

ARTICLE IV COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO MERGER.............................................28

         SECTION 4.01         Conduct of Business by the Company.................................................28

         SECTION 4.02         Conduct of Business by Parent......................................................30

         SECTION 4.03         Employment Arrangements............................................................30

         SECTION 4.04         Tax Elections......................................................................31

         SECTION 4.05         Tax-Free Reorganization Treatment..................................................31

         SECTION 4.06         Other Actions......................................................................31

ARTICLE V ADDITIONAL AGREEMENTS..................................................................................32

         SECTION 5.01         Preparation of Form S-4 and Proxy Statement; Stockholder Meeting...................32

         SECTION 5.02         Access to Information; Confidentiality.............................................33

         SECTION 5.03         Reasonable Best Efforts............................................................33

         SECTION 5.04         Indemnification....................................................................33

         SECTION 5.05         Public Announcements...............................................................35

         SECTION 5.06         No Solicitation....................................................................35

         SECTION 5.07         Benefit Matters....................................................................36

         SECTION 5.08         Stock Exchange Listing.............................................................37

         SECTION 5.09         Letters of the Company's Accountants...............................................37

         SECTION 5.10         Rights Agreement...................................................................37

         SECTION 5.11         Convertible Notes..................................................................37

         SECTION 5.12         Non-solicitation of Employees......................................................37

         SECTION 5.13         Stock Options......................................................................38

ARTICLE VI CONDITIONS PRECEDENT..................................................................................38

         SECTION 6.01         Conditions to Each Party's Obligation To Effect the Merger.........................38
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         SECTION 6.02         Conditions to Obligations of Parent and Merger Sub.................................39

         SECTION 6.03         Conditions to Obligation of the Company............................................40

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER....................................................................40

         SECTION 7.01         Termination........................................................................40

         SECTION 7.02         Effect of Termination..............................................................41

         SECTION 7.03         Amendment..........................................................................41

         SECTION 7.04         Extension; Waiver..................................................................42

         SECTION 7.05         Procedure for Termination, Amendment, Extension or Waiver..........................42

ARTICLE VIII GENERAL PROVISIONS..................................................................................42

         SECTION 8.01         Nonsurvival of Representations and Warranties......................................42

         SECTION 8.02         Fees and Expenses..................................................................42

         SECTION 8.03         Notices............................................................................43

         SECTION 8.04         Interpretation.....................................................................44

         SECTION 8.05         Counterparts.......................................................................44

         SECTION 8.06         Entire Agreement; No Third-Party Beneficiaries.....................................44

         SECTION 8.07         GOVERNING LAW......................................................................44

         SECTION 8.08         Assignment.........................................................................44

         SECTION 8.09         Enforcement........................................................................44
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                        Index of Defined Terms

             Term                                                Section
             ----                                                -------
             2000 Balance Sheet                                  2.07
             AB Stock                                            3.02(a)
             Action                                              5.04(a)
             Acquisition Agreements                              2.17(a)(vii)
             Affiliate                                           2.20
             Bylaws                                              2.01
             Certificate of Incorporation                        2.01
             Certificate of Merger                               1.03
             Certificates                                        1.08(d)
             Closing                                             1.02
             Closing Date                                        1.02
             Code                                                Recitals
             Company                                             Preamble
             Company Common Stock                                Recitals
             Company Disclosure Schedule                         Article II
             Company Insurance                                   5.04(b)
             Company Material Adverse Effect                     2.01
             Company Permits                                     2.12
             Company Plans                                       2.13(a)
             Company SEC Documents                               2.06
             Company Stock Option                                1.10(a)
             Company Stock Plans                                 1.10(a)
             Company Stockholder Approval                        Recitals
             Company Warrants                                    1.11(b)
             Confidentiality Agreement                           5.02
             Contract                                            2.17(a)
             Control                                             2.20
             Controlled Group                                    2.13(c)
             Convertible Notes                                   1.11(a)
             Convertible Notes Indenture                         1.11(a)
             DGCL                                                Recitals
             Effective Time                                      1.03
             Environmental Laws                                  2.16(c)(i)
             Environmental Report                                2.16(c)(ii)
             Equity Interest                                     2.02(b)(ii)
             ERISA                                               2.13(a)
             Exchange Act                                        2.05(b)
             Exchange Agent                                      1.09(a)
             Exchange Fund                                       1.09(a)
             Exchange Ratio                                      1.08(c)
             Final Offering Period                               1.10(d)
             Form S-4                                            2.08
             GAAP                                                2.06(b)
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             Governmental Entity                                 2.05(b)
             HSR Act                                             2.05(b)
             Incentive stock options                             1.10(a)
             Indebtedness                                        2.03(c)
             Indenture                                           1.11(a)
             Indemnified Party                                   5.04(a)
             Intellectual Property                               2.18(a)
             JP Morgan                                           2.19
             Knowledge of the Company                            2.02(a)
             Knowledge of Parent                                 3.09(a)
             Laws                                                2.05(a)
             Licensed Patent Intellectual Property               2.18(a)
             Liens                                               2.02(a)
             Material Contracts                                  2.17(a)
             Material Intellectual Property                      2.18(a)
             Materials of Environmental Concern                  2.16(c)(iii)
             Merger                                              Recitals
             Merger Consideration                                1.08(c)
             Merger Sub                                          Preamble
             Minority Investment                                 2.02(b)(iii)
             Minority Investment Documents                       2.02(a)
             Morgan Stanley                                      3.10
             NYSE                                                1.09(c)
             Parent                                              Preamble
             Parent Common Stock                                 1.08(c)
             Parent Common Stock Price                           1.08(c)
             Parent Disclosure Schedule                          Article III
             Parent Material Adverse Effect                      3.01
             Parent Preferred Stock                              3.02(a)
             Parent SEC Documents                                3.05
             Parent Stock Option                                 1.10(a)
             Parent Stock Plans                                  3.02(a)
             Parent Subsidiaries                                 3.01
             Person                                              1.09(g)
             Proxy Statement                                     5.01(a)
             Registered Intellectual Property                    2.18(a)
             Remedial Action                                     2.16(c)(iv)
             Rights                                              1.09(d)
             Rights Agreement                                    1.09(d)
             SEC                                                 2.05(b)
             Securities Act                                      2.06(a)
             Stock Purchase Plan                                 2.03
             Stockholders Meeting                                5.01(c)
             Subsidiary                                          2.02(b)(i)
             Subsidiary Documents                                2.02(a)
             Superior Proposal                                   5.06
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             Surviving Company                                   1.01
             Taxes                                               2.14
             Tax Return                                          2.14
             Third Party                                         8.02(a)(i)(A)
             Transaction Proposals                               5.06
             Transactions                                        1.02
             Trustee                                             1.11(a)
             Voting Debt                                         2.03(a)
             WARN                                                2.11





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                  AGREEMENT AND PLAN OF MERGER, dated as of June 12, 2001, among
Applera Corporation, a Delaware corporation ("Parent"), Angel Acquisition Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent ("Merger Sub"), and Axys Pharmaceuticals, Inc., a Delaware corporation (the "Company").

                              W I T N E S S E T H:

                  WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have determined that the merger of Merger Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, would be fair and in the best interests of their respective stockholders;

                  WHEREAS, such boards of directors have approved the Merger, pursuant to which each share of common stock, par value $.001 per share, of the Company (the "Company Common Stock," which term also refers to and includes, unless the context otherwise requires, the associated Rights (as defined below)), other than shares owned by the Company, Parent or Merger Sub, will be converted into the right to receive the Merger Consideration (as defined below), upon the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the "DGCL") and Certificate of Incorporation (as defined below);

                  WHEREAS, the Merger and this Agreement require the vote of the holders of a majority of the outstanding shares of the Company Common Stock for the approval thereof (the "Company Stockholder Approval");

                  WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

                  WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

                  SECTION 1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (hereinafter sometimes referred to as the "Surviving Company").

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                  SECTION 1.02 Closing. Unless this Agreement shall have been terminated and the Merger and the other transactions contemplated by this Agreement (collectively, the "Transactions") shall have been abandoned pursuant to Section 8.01, and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on the second business day after satisfaction of the conditions set forth in Section 6.01 (or as soon as practicable thereafter following satisfaction or waiver of the conditions set forth in Sections 6.02 and 6.03) (the "Closing Date"), at the offices of Simpson Thacher & Bartlett, 3330 Hillview Avenue, Palo Alto, California 94304, unless another date, time or place is agreed to in writing by the parties hereto.

                  SECTION 1.03 Effective Time of the Merger. On the Closing Date, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger as contemplated by the DGCL (the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL to be filed on such date. The Merger shall become effective at such time (the "Effective Time") as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as is permissible in accordance with the DGCL and as Merger Sub and the Company shall agree should be specified in the Certificate of Merger.

                  SECTION 1.04 Effects of the Merger. At the Effective Time, the Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time (a) the Surviving Company shall possess all rights, privileges, powers and franchises, both public and private, and all of the property, real, personal, and mixed of each of the Company and Merger Sub and all obligations belonging to or due to Merger Sub or the Company, all of which shall be vested in the Surviving Company without any further act or deed; and (b) the Surviving Company shall be liable for all the obligations of Merger Sub and the Company.

                  SECTION 1.05 Certificate of Incorporation; By-laws. (a) At the Effective Time, and without any further action on the part of the Company or Merger Sub, the certificate of incorporation of the Company, as in effect at the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by the DGCL.

                  (b) At the Effective Time, and without any further action on the part of the Company or Merger Sub, the by-laws of Merger Sub as in effect at the Effective Time shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by the DGCL.

                  SECTION 1.06 Directors. The directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
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                  SECTION 1.07 Officers. The officers of the Company at the
Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                  SECTION 1.08 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or any holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub:

                  (a) Common Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of the common stock, par value $.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation;

                  (b) Cancellation of Treasury Stock and Parent-Owned Company Common Stock. Each share of Company Common Stock that is owned by the Company, Parent or Merger Sub shall automatically be cancelled and retired and shall cease to exist, and no cash, Parent Common Stock or other consideration shall be delivered or deliverable in exchange therefore; and

                  (c) Conversion of Company Common Stock. Subject to the provisions of Section 1.09(e) hereof, each issued and outstanding share of Company Common Stock (other than shares cancelled pursuant to Section 1.08(b) hereof) shall be converted into a fractional number of shares of Applera Corporation -Celera Genomics Group Common Stock, par value $.01 per share (including the rights associated with such shares pursuant to Parent's Shareholders' Protection Rights Plan) (the "Parent Common Stock") equal to the Exchange Ratio (the amount of Parent Common Stock into which each such share of Company Common Stock is converted, together with the cash amount referenced in
Section 1.09(e) being referred to herein as the "Merger Consideration"). As used herein, "Exchange Ratio" means the following:

                  (i) if the Parent Common Stock Price is equal to or greater than $45.77 and less than or equal to $48.23 then the Exchange Ratio will mean 0.1016;

                  (ii) if the Parent Common Stock Price is greater than $48.23 then the Exchange Ratio will mean $4.90 divided by the Parent Common Stock Price, but in no event shall the Exchange Ratio be less than 0.0813;

                  (iii) if the Parent Common Stock Price is less than $45.77, then the Exchange Ratio will mean $4.65 divided by the Parent Stock Price, but in no event shall the Exchange Ratio be greater than 0.1355.

As used herein, "Parent Common Stock Price" means the average of the closing sales prices of Parent Common Stock on the New York Stock Exchange (the "NYSE") Composite Transactions Tape (as reported by The Wall Street Journal, or, if not reported thereby, as reported by any other authoritative source) on each of the 10 consecutive trading days immediately preceding the second trading day prior to the Effective Time.
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                  (d) Cancellation and Retirement of Company Common Stock. As of
the Effective Time, all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock (collectively, the "Certificates") shall, to the extent such Certificate represents such shares, cease to have any rights with respect thereto, except the right to receive the Merger Consideration (including cash in lieu of fractional shares of Parent Common Stock pursuant to Section 1.09(e) hereof) to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 1.09 hereof.

                  SECTION 1.09 Exchange of Certificates. (a) Exchange Agent. As of or as soon as reasonably practicable after the Effective Time, Parent shall enter into an agreement with such bank or trust company as may be designated by Parent (the "Exchange Agent") which shall provide that Parent shall deposit with the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this Article I, certificates representing the shares of Parent Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, and any cash payable in lieu of any fractional shares of Parent Common Stock (such shares of Parent Common Stock and cash being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 1.08 in exchange for outstanding shares of Company Common Stock.

                  (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Certificates immediately prior to the Effective Time whose shares were converted into shares of Parent Common Stock pursuant to Section 1.08, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which shall be in customary form and have such other provisions as Parent may reasonably specify and be reasonably acceptable to the Company) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article I (after taking into account all shares of Company Common Stock then held by such holder), certain dividends and other distributions in accordance with Section 1.09(c) hereof and cash in lieu of any fractional shares in accordance with Section 1.09(e) hereof, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 1.09 each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender Parent Common Stock into which the shares of Company Common Stock represented by such Certificate have been converted as provided in this Article I and the right to
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receive upon such surrender cash in lieu of any fractional shares of Parent
Common Stock as contemplated by this Section 1.09.

                  (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.09(e) until the surrender of such Certificate in accordance with this Article I. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued or paid to the holder of such certificate, a certificate representing the number of whole shares of Parent Common Stock issued in exchange therefor without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 1.09(e) and the amount of any dividends or other distributions with a record date after the Effective Time theretofore paid (but withheld pursuant to the immediately preceding sentence) with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of any dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

                  (d) No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon conversion of shares of Company Common Stock in accordance with the terms hereof, and all cash paid pursuant to Sections 1.09(c) and 1.09(e) hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock (including with respect to the rights to acquire one one-hundredth of a share of Series A Junior Participating Preferred Stock of the Company (the "Rights") issued pursuant to the Rights Agreement dated as of October 8, 1998, as amended, between the Company and Computershare Investor Services, L.L.C., as rights agent (the "Rights Agreement")), and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article I.

                  (e) No Fractional Shares. (i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. In lieu of such issuance of fractional shares, the Exchange Agent shall pay each holder of Certificates an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such holder (after taking into account all shares of Company Common Stock held immediately prior to the Effective Time by such holder) would otherwise be entitled by (B) the Parent Common Stock Price.

                  (ii) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates with respect to any fractional share interests, the Exchange Agent shall make available such amounts to such holders of Certificates, subject to and in accordance with the terms of Section 1.09(c).
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                                                                               6


                  (f) Termination of Exchange Fund. Any portion of the Exchange Fund deposited with the Exchange Agent pursuant to this Section 1.09 which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to the Parent, upon demand, and any holders of Certificates prior to the Merger who have not theretofore complied with this Article I shall thereafter look only to the Parent and only as general creditors thereof for payment of their claim for Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock to which such holders may be entitled.

                  (g) No Liability. None of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act) (a "Person") in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to three years after the Effective Time, or immediately prior to such earlier date on which any Merger Consideration, or any dividends or distributions with respect to Parent Common Stock would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration or cash shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

                  (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

                  (i) Withholding of Tax. Parent or the Exchange Agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by Parent or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of whom such deduction and withholding were made by Parent or the Exchange Agent.

                  (j) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of any affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the indemnification by such Person of the Surviving Company and, if required by the Surviving Company, the posting by such Person of a bond in such reasonable amount as the Surviving Company may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

                  SECTION 1.10 Treatment of Options. (a) At the Effective Time, each outstanding option to purchase Company Common Stock (a "Company Stock Option") issued
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                                                                               7


pursuant to the Company's 1989 Stock Option Plan, 1997 Equity Incentive Plan and 1997 Non-Officer Equity Incentive Plan (collectively with the 1994 Non-Employee Directors' Stock Option Plan, the "Company Stock Plans"), whether vested or unvested, shall be converted into an option (a "Parent Stock Option") to acquire, on the same terms and conditions as were applicable under such Company Stock Option, a number of shares of Parent Common Stock equal to (1) the number of shares of Company Common Stock subject to such Company Stock Option multiplied by (2) the Exchange Ratio, rounded down to the nearest whole share, at a price per share equal to (x) the exercise price per share for such Company Stock Option divided by (y) the Exchange Ratio, rounded up to the nearest whole cent; provided, however, that the exercise price per share of each Parent Stock Option held by an individual who is an employee of or consultant to the Company or any Subsidiary as of the Effective Time will not exceed the closing price of a share of Parent Common Stock on the NYSE Composite Transaction Tape on the date immediately prior to the Closing Date.

                  (b) Prior to the Effective Time, the board of directors of Parent and its compensation committee, as applicable, shall take all necessary action to assume and adopt, as of the Effective Time, the Company's 1997 Equity Incentive Plan, and shall have the discretion to assume and adopt, as of the Effective Time, each other Company Stock Plan in which a Parent Stock Option is outstanding following the Effective Time and which has not terminated by its terms. Within ten (10) business days after the Effective Time, Parent shall deliver to the holders of Company Stock Options appropriate notices pursuant to the Company Stock Plans. If necessary, Parent shall comply with the terms of the Company Stock Plans and ensure, to the extent required by, and subject to the provisions of, the Company Stock Plans and applicable law, that Company Stock Options that qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time.

                  (c) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Parent Stock Options. No later than five business days after the Effective Time, Parent shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), or another appropriate form, with respect to the shares of Parent Common Stock subject to such options to the fullest extent permitted by law and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

                  (d) Each outstanding purchase right under the Stock Purchase Plan shall be exercised for the purchase of shares of Company Common Stock at the price per share determined pursuant to the Stock Purchase Plan on the date immediately prior to the Closing Date, pursuant to Section 12(b)(iii) of the Stock Purchase Plan (the "Final Offering Period"). Immediately following the Final Offering Period and upon or prior to the Effective Time, the Company shall take all action necessary to provide that the Stock Purchase Plan shall be terminated and that no Person has any further right to purchase Company Common Stock under the Stock Purchase Plan.

                  SECTION 1.11 Treatment of Debt Securities, Convertible Notes and Company Warrants. (a) All debt securities of the Company that are outstanding as of the Effective Time shall remain outstanding after the Effective Time in accordance with their respective terms and provisions. Pursuant to the Indenture, dated as of September 22, 2000 (the "Indenture") between the Company and U.S. Bank Trust National Association, as trustee (the "Trustee") and to Section 8.04 of the First Supplemental Indenture, dated as of September 22, 2000 (together with the Indenture, the "Convertible Notes Indenture"), between the Company and the Trustee relating to the Company's 8% Senior Secured Convertible Notes (the "Convertible Notes"), prior to the Effective Time, the Company and Parent shall enter into an agreement providing that (i) each holder of Convertible Notes outstanding at the Effective Time shall have the right to convert such Convertible Notes into the number of shares of Parent Common Stock which would be receivable at the Effective Time by a holder of the number of shares of Company Common Stock deliverable upon conversion of such Convertible Notes immediately prior to the Effective Time, and subject to future adjustments of the conversion price of the Convertible Notes as provided for in Section 8.03 of the Supplemental Indenture and (ii) Parent shall be jointly and severally liable with the Company for the payment and performance by the Company of all of the Company's obligations under the Convertible Notes Indenture, the Notes, the related note purchase agreements and warrants and the other agreements, instruments and documents contemplated thereby.

                  (b) At the Effective Time, each of the warrants to purchase shares of Company Common Stock (the "Company Warrants") which is outstanding and unexercised immediately prior thereto shall, pursuant to the terms of such Company Warrant, cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into a warrant to purchase such number of shares of Parent Common Stock as the holder of such Company Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such warrant in full immediately prior to the Effective Time, at a price per share equal to (y) the aggregate exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Warrant divided by (z) the number of full shares of Parent Common Stock deemed purchasable pursuant to such Company Warrant, and subject to future adjustments in accordance with the terms of such Company Warrant, provided however that with respect to the Company Warrants issued to members of Reedland Capital Partners, if the value of Parent Common Stock issuable with respect to one share of Company Common Stock immediately prior to the Effective Time is greater than the stock purchase price as defined in such Company Warrants effective at the Effective Time (which price as defined in such Company Warrants is currently $4.0625), such Company Warrants will expire unless exercised prior to the Effective Time.

                  (c) Prior to the Effective Time, the Company shall deliver to the holders of Convertible Notes and Company Warrants appropriate notices (in form and substance reasonably satisfactory to Parent) setting forth such holders' rights pursuant to the Convertible Notes Indenture and the applicable warrant agreements with respect thereto to the extent required by the terms of the Convertible Notes Indenture and the applicable warrant agreements.

                  (d) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon conversion of the Convertible Notes and exercise of the Company Warrants.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  Except as set forth in the written disclosure schedule dated as of the date of this Agreement and previously delivered by the Company to Parent (the "Company Disclosure Schedule") (it being understood that the Company Disclosure Schedule shall be arranged in sections corresponding to the sections contained in this Agreement, and the disclosures in any section of the Company Disclosure Schedule shall qualify the representations in the corresponding section of this Article II and all applicable representations in other sections of this Article II to the extent that such qualification is readily apparent), the Company hereby represents and warrants to Parent and Merger Sub as follows:

                  SECTION 2.01 Organization, Standing and Corporate Power. Each of the Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate and authority necessary to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and each of its Subsidiaries is duly qualified or licensed as a foreign corporation or entity to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have any materially adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries taken as a whole other than any such effect resulting from any change, effect, event, occurrence, state of facts or development relating to the industry in which the Company operates in general and not specifically relating to the Company or on the ability of the Company to perform its obligations under this Agreement (a "Company Material Adverse Effect"). Attached to Section 2.01 of the Company Disclosure Schedule are complete and correct copies of the Company's certificate of incorporation, as amended (the "Certificate of Incorporation"), and the Company's by-laws, as amended (the "By-Laws"), as currently in effect.

                  SECTION 2.02 Subsidiaries and Minority Investments. (a)
Section 2.02 of the Company Disclosure Schedule sets forth a list of (i) all Subsidiaries of the Company together with the jurisdiction of incorporation or formation of each such Subsidiary and the percentage of each class or type of each such Subsidiary's outstanding Equity Interests owned by the Company or another Subsidiary of the Company and (ii) all Minority Investments of the Company together with the percentage of each class or type of outstanding Equity Interests owned by the Company or another Subsidiary of the Company. Section
2.02 of the Company Disclosure Schedule identifies (i) the certificates of incorporation and by-laws (or equivalent organizational documents) of, and any investor rights, voting, co-sale or other similar agreements applicable to, each of its Subsidiaries (the "Subsidiary Documents") and (ii) any investor rights, voting, co-sale or other agreements to which the Company or its Subsidiaries are party and, to the Knowledge of the Company, the certificates of incorporation and by-laws (or equivalent organizational documents), in each case with respect to each of its Minority Investments (the "Minority Investment Documents"), and the Company has heretofore made available to Parent a true and correct copy of each such Subsidiary Document and Minority Investment Document. Such

Subsidiary Documents and Minority Investment Documents are in full force and effect and no other charter or organizational documents or investor rights, voting, co-sale or other similar agreements are applicable to or binding on the Company or its Subsidiaries with respect to the Equity Interests of the Subsidiaries or Minority Investments. None of the Company's Subsidiaries nor, to the knowledge of the employees of the Company set forth on Schedule 2.02 hereto (the "Knowledge of the Company"), any Minority Investment is in violation of any provision of its certificate of incorporation of bylaws or equivalent organizational documents. Neither the Company nor any Subsidiary owns any Equity Interests in any Person other than the Subsidiaries and the Minority Investments. All of the outstanding Equity Interests of the Company's Subsidiaries owned by the Company or its Subsidiaries are duly authorized, validly issued, fully-paid and nonassessable, and all such Equity Interests and all of the Equity Interests of the Minority Investments owned or held by the Company or its Subsidiaries are owned by the Company or another Subsidiary of the Company, free and clear of all security interests, liens, claims, pledges, charges or other encumbrances of any nature whatsoever ("Liens") or any restriction on the right to vote, sell or otherwise dispose of such Equity Interests and were issued in compliance with all applicable federal and state securities Laws.

                  (b) As used herein: (i) "Subsidiary" of the Company or any other Person means any corporation, limited liability company, partnership, joint venture or other entity of which the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiaries),
(A) owns, directly or indirectly, 50% or more of the stock or other interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such Person (or, if there are no such voting interests, 50% or more of the Equity Interests) or (B) serves as a general partner or managing member; (ii) "Equity Interest" means with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person's capital stock or other equity interests (including, without limitation, partnership or membership interests in a partnership or limited liability company or any other interest or participation that confers on a Person the right to receive a share of the profits and loss, or distributions of assets, of the issuing Person) whether outstanding on the date hereof or issued after the date hereof, and any and all warrants, options or other rights to acquire (including without limitation, any securities convertible into or exchangeable for) any such Equity Interests; and (iii) "Minority Investment" of the Company or any other Person means any corporation, limited liability company, partnership, joint venture or other entity of which the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 5% of the Equity Interests but which is not a Subsidiary of the Company or such other Person.

                  SECTION 2.03 Capital Structure. (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock, par value $.001 per share, and 10,000,000 shares of Company Preferred Stock, par value $.001 per share. As of the close of business on June 7, 2001, there were:
(i) 40,048,880 shares of Company Common Stock issued and outstanding; (ii) 9,886 shares of Company Common Stock held in the treasury of the Company and no shares of Company Common Stock held by Subsidiaries of the Company; (iii) 10,644,566 shares of Company Common Stock reserved for issuance upon exercise of Company Stock Options available for grant pursuant to the Company Stock Plans; (iv) 5,260,447 shares of Company Common Stock issuable upon exercise of awarded but unexercised Company

Stock Options, with an exercise price per each awarded but unexercised Company Stock Option as set forth in the Company Disclosure Schedule; (v) 289,532 shares of Company Common Stock reserved for issuance pursuant to the Company's Employee Stock Purchase Plan (the "Stock Purchase Plan"); (vi) 1,899,234 shares of Company Common Stock issuable upon exercise of Company Warrants then outstanding and with an exercise price for each such Company Warrant as is set forth in the Company Disclosure Schedule; (vii) 3,682,720 shares of Company Common Stock issuable upon conversion of the Convertible Notes (for which Convertible Notes the conversion price under the Convertible Notes Indenture is $7.06); (viii) no shares of Preferred Stock issued and outstanding; (ix) 500,000 shares of Series A Junior Participating Preferred Stock reserved for issuance pursuant to the Rights Agreement; and (x) no shares of Company Preferred Stock in the treasury of the Company. Except as set forth above, as of June 7, 2001, there were no shares of capital stock or other equity securities of the Company issued, reserved for issuance or outstanding.

                  (b) All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Plans and the Company Warrants will be, when issued and paid for in accordance with the terms of the Company Warrants and the Company Stock Plans, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. All securities issued by the Company were issued in compliance in all material respects with all applicable federal and state securities laws and all applicable rules and regulations promulgated thereunder. No shares of capital stock of the Company are owned by any Subsidiary of the Company.

                  (c) Except as set forth in Section 2.03(a), there is no outstanding Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote (collectively, "Voting Debt"). As used herein, "Indebtedness" means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments,
(iii) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (iv) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such Person's business), (v) all capitalized lease obligations of such Person,
(vi) all obligations of others secured by any Lien on property or assets (excluding encumbrances in the form of restrictions on use of Intellectual Property contained in license agreements or scientific collaboration agreements) owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vii) all obligations of such Person under interest rate or currency hedging transactions (valued at the termination value thereof), (viii) all letters of credit issued for the account of such Person and (ix) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person. Except as set forth in Section 2.03(a), there are no options, warrants or other rights, agreements, arrangements or commitments of any character binding on the Company or any of its Subsidiaries relating to the issued or unissued Equity Interests of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, sell, repurchase, redeem or otherwise acquire or make any payment with respect to any Equity Interests of the Company or any of its Subsidiaries or any Minority

Interests held by the Company or any of its Subsidiaries. To the Knowledge of the Company as of the date hereof, there are no irrevocable proxies with respect to shares of capital stock of the Company or any of its Subsidiaries. There are no agreements or arrangements pursuant to which the Company is or could be required to register shares of Company Common Stock or other securities under the Securities Act of 1933, as amended (the "Securities Act").

                  (d) Between June 7, 2001 and the date of this Agreement, the Company has not issued or reserved for issuance any Company Common Stock, Company Stock Options or other Equity Interests of the Company, except (i) the issuance of Company Common Stock as a result of the exercise of Company Stock Options outstanding at June 7, 2001 and (ii) upon conversion or exercise of Convertible Notes or Company Warrants outstanding on the date of this Agreement. Between December 31, 2000 and the date of this Agreement, neither the Company nor any of its Subsidiaries has (A) repurchased, redeemed or otherwise acquired any Equity Interests of the Company or any of its Subsidiaries or (B) declared, set aside, made or paid any dividend or distribution in respect of any of its Equity Interests and the board of directors of the Company has not resolved to do any of the foregoing.

                  SECTION 2.04 Authority. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action of the Company other than the adoption of this Agreement by the Company's stockholders in accordance with the DGCL and the Certificate of Incorporation and Bylaws, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger (other than the adoption of this Agreement by the Company's stockholders in accordance with the DGCL and the Certificate of Incorporation and Bylaws and the filing and recordation of the appropriate documents with respect to the Merger in accordance with the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent limited by bankruptcy, insolvency, moratorium, fraudulent conveyance, or other Laws affecting the rights of creditors generally, and to the extent that the availability of equitable remedies may be limited by equitable principles.

                  SECTION 2.05 Noncontravention. (a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation of the Transactions will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws or the certificate of incorporation or bylaws (or equivalent formation documents) of each of the Subsidiaries of the Company, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i)-(iv), inclusive, of Section 2.05(b) hereof have been obtained and all filings described in such clauses have been made (and declared effective, if applicable), conflict with or violate any law, statute, ordinance, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of its Minority Investments or by which any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or alteration of rights under or require the consent or approval of any Person under, or result in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, joint venture, limited liability or partnership agreement or other instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties is bound or affected, including any Subsidiary Document and any Minority Investment Document, except, in the case of clauses (ii) and (iii) of this Section 3.05(a), for any conflict, violation, breach, default, impairment, right or lack of consent or approval that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                  (b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation of the Transactions by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state or local court or governmental or regulatory authority or agency, domestic or foreign (each, a "Governmental Entity"), except (i) the filing of a premerger notification and report form by the Company under the HSR Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iii) the filing with the Securities and Exchange Commission (the "SEC") of the Form S-4 and such reports under the Securities Exchange Act of 1934, as amended, and the SEC rules and regulations promulgated thereunder (the "Exchange Act") as may be required in connection with this Agreement and the Transactions, (iv) consents, approvals, authorizations, permits, filings or notifications which have heretofore been obtained or made, as the case may be, by the Company and are in full force and effect or (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                  SECTION 2.06 SEC Documents; Financial Statements. (a) The Company has filed on a timely basis all forms, reports and documents required to be filed with the SEC since January 1, 1998 (all forms, reports and documents filed by the Company with the SEC since January 1, 1998, in each case including all exhibits and schedules thereto and documents incorporated by reference therein, such documents together with any documents filed during such period by the Company with the SEC on a voluntary basis on Current Reports on Form 8-K are referred to herein as the "Company SEC Documents"). The Company SEC Documents
(i) complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended, and the SEC rules and regulations promulgated thereunder (the "Securities Act") or the Exchange Act, as the case may be, and the rules and regulations thereunder, each as in effect on the date so filed or amended, and (ii) did not at the time they were filed (or if amended or superseded by a filing then on the date of such filing, which filing must have occurred prior to the date of this Agreement for the Company SEC Documents otherwise filed prior to the date of this Agreement) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                  (b) Each of the audited and unaudited consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Documents were prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or in the Company SEC Documents), and each fairly presents the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments and do not contain all of the footnote disclosures required by GAAP.

                  SECTION 2.07 Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be recognized or disclosed on a consolidated balance sheet of the Company and its Subsidiaries or in the notes thereto, except (i) liabilities reflected in the consolidated audited balance sheet of the Company as of December 31, 2000 or the notes thereto (the "2000 Balance Sheet") and (ii) liabilities incurred since December 31, 2000 in the ordinary course of business consistent with past practice that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

                  SECTION 2.08 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger (the "Form S-4"), at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, or (ii) the Proxy Statement, at the date it is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied in writing by Parent or Merger Sub specifically for inclusion or incorporation by reference therein.

                  SECTION 2.09 Absence of Certain Changes or Events. Since December 31, 2000, the Company has conducted its business only in the ordinary course consistent with past practice, and there is not and has not been: (a) any condition, event or occurrence, individually or in the aggregate, resulting in a Company Material Adverse Effect, (b) any condition, event or occurrence which, individually or in the aggregate, would reasonably be expected to have or give rise to a Company Material Adverse Effect; or (c) any action which, if it had been taken or occurred after the execution of this Agreement, would have required the consent of Parent pursuant to this Agreement.

                  SECTION 2.10 Litigation.There is no suit, claim, action, proceeding or investigation pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or against or involving any properties or rights of the Company or any of its Subsidiaries, which would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Section 2.10 of the Company Disclosure Schedule sets forth as of the date of this Agreement the suits, claims, actions, proceedings and investigations pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries which if adversely determined would result in a liability to the Company in excess of $500,000. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree, determination or award having, or which would reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, as of the date of this Agreement, no officer or director of the Company or any of its Subsidiaries has been served with or otherwise has written notice of a written complaint naming such officer or director as a defendant in any litigation commenced by stockholders of the Company or any of its Subsidiaries with respect to the performance of his or her duties as an officer and/or director of the Company or any of its Subsidiaries under any federal or state Law (including litigation under federal and state securities Laws).

                  SECTION 2.11 Labor Matters. Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that it or any Subsidiary has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment. There is no strike, work stoppage, lock-out or other similar labor dispute involving it or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened; and no employee grievance pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. The Company and each Subsidiary is in compliance with all applicable Laws, agreements, contracts, and policies relating to employment, employment practices, wages, hours, and terms and conditions of employment except for failures so to comply, if any, that individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries have complied in all material respects with their payment obligations to all employees of the Company and its Subsidiaries in respect of all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees under any Company policy, practice, agreement, plan, program or any Law. The Company and its Subsidiaries are not liable for any severance pay or other payments to any employee or former employee arising from the termination of employment under any benefit or severance policy, practice, agreement, plan, or program of the Company or any of its Subsidiaries, nor to the Knowledge of the Company will the Company or any of its Subsidiaries have any liability which exists or arises, or may be deemed to exist or arise, under any applicable law or otherwise, as a result of the Transactions. The Company and its Subsidiaries are in compliance with its obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 ("WARN"), to the extent applicable. Each employee of the Company or any of its Subsidiaries has signed an agreement with respect to confidentiality, nonsolicitation and assignment of inventions with the Company or such Subsidiary, which agreements are each in the form heretofore provided to Parent.

                  SECTION 2.12 Permits; Compliance with Laws. (a) The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all

Governmental Entities other than those the failure of which to hold would not reasonably be expected to have a Company Material Adverse Effect (the "Company Permits"). The Company and its Subsidiaries are in material compliance with the terms of the Company Permits.

                  (b) The businesses of the Company and its Subsidiaries are not being conducted in violation of any law (domestic or foreign), ordinance or regulation of any Governmental Entity, except for possible violations that, individually or in the aggregate, do not and would not reasonably be expected to have a Company Material Adverse Effect.

                  SECTION 2.13 Employee Benefit Plans. (a) The Company Disclosure Schedule contains a true and complete list of each "employee benefit plan" (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (including, without limitation, multiemployer plans within the meaning of Section 3(37) of ERISA)), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements relating to compensation, benefits or entitlements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the Transactions or otherwise), whether formal or informal, oral or written, legally binding or not under which any employee or former employee or director or former director of the Company or any of its Subsidiaries, or any consultant or independent contractor to the Company or any of its Subsidiaries, has any present or future right to benefits or under which the Company or any of its Subsidiaries has any present or future liability. All such plans, agreements, programs, policies and arrangements are herein collectively referred to as the "Company Plans."

                  (b) With respect to each Company Plan, the Company has delivered or made available to Parent a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable, (i) any related trust agreement, annuity contract or other funding instrument; (ii) the most recent IRS determination letter; (iii) the current summary plan description and other written communications (or a description of any oral communications) by the Company to its employees concerning the extent of the benefits provided under a Company Plan; and (iv) for the three most recent years (A) the Form 5500 and attached schedules; (B) audited financial statements; (C) actuarial valuation reports; and (D) attorney's response to an auditor's request for information.

                  (c) Each Company Plan has been established and administered in material compliance with its terms and with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations (including the applicable laws, rules and regulations of any foreign jurisdiction), in each case, in all material respects. Each Company Plan that is intended to be qualified within the meaning of Code Section 401(a) is so qualified and has received a favorable determination letter as to its qualification and to the Knowledge of the Company nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification. With respect to any Company Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the best Knowledge of the Company, threatened; to the Knowledge of the Company no facts or circumstances exist which could give rise to any such actions, suits or claims and the Company will promptly notify Parent in writing of any pending claims or, to the Knowledge of the Company, any threatened claims arising between the date hereof and the Effective Time. Neither the Company nor, to the Knowledge of the Company, any other party has engaged in a non-exempt prohibited transaction, as such term is defined under Code Section 4975 or ERISA
Section 406, which would subject the Company or Parent or its Subsidiaries to any material taxes, penalties or other liabilities under the Code or ERISA. To the Knowledge of the Company, no event has occurred and no condition exists that would subject the Company, either directly or by reason of its affiliation with any member of its "Controlled Group" (defined as any organization which is a member of a controlled group of organizations within the meaning of Code Sections 414(b), (c), (m) or (o)), to any material tax, fine or penalty imposed by ERISA, the Code or other applicable laws, rules and regulations (including the applicable laws, rules and regulations of any foreign jurisdiction). All insurance premiums required to be paid and all contributions required to be made under the terms of any Company Plan, the Code, ERISA or other applicable laws, rules and regulations (including the applicable laws, rules and regulations of any foreign jurisdiction) as of the Effective Time have been or will be timely paid or made prior thereto and adequate reserves have been provided for on the Company's balance sheet for any premiums (or portions thereof) and for all benefits attributable to service on or prior to the Effective Time. For each Company Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof. No Company Plan provides for an increase in benefits on or after the Effective Time.

                  (d) No Company Plan is subject to Title IV of ERISA, and no Company Plan is a multiemployer plan as defined in Section 4001(A)(3) of ERISA. The Company has never contributed to or sponsored any multiemployer plan or any plan subject to Title IV of ERISA. No Company Plan or related trust is intended to meet the requirements for tax-favored treatment under Code Section 501(c)(9).

                  (e) No unfunded Company Plan exists that must be accounted for in accordance with SFAS No. 87, 106 or 112.

                  (f) No Company Plan exists which could result in the payment to any Company employee of any money or other property or rights or accelerate or provide any other rights or benefits to any Company employee as a result of the Transactions, whether or not such payment would constitute a parachute payment within the meaning of Code section 280G, and there is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount or receipt of any other rights or benefits that would not be deductible pursuant to the terms of Code section 280G or limitations on deductibility under Code section 162(m).

                  SECTION 2.14 Taxes. Each of the Company and each of its Subsidiaries has timely filed or had filed on its behalf all Tax Returns required to be filed by it and all such returns are true, complete and correct, or requests for extensions to file such Tax Returns have been timely filed, granted and have not expired and has paid all Taxes shown as due on such returns. The Company has provided adequate reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on such Tax Returns. No claim for unpaid Taxes has been asserted in writing by a Tax authority or has become a lien against the property of the Company or any of its Subsidiaries (other than with respect to Taxes not yet due and payable). No audit or other proceeding with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries or any Tax Return filed by the Company or any of its Subsidiaries is being conducted by any Governmental Entity or Tax authority and the Company and its Subsidiaries have not received notification in writing that any such audit or other proceeding with respect to Taxes or any Tax Return is pending. No extension of the statute of limitations on the assessment of any Taxes has been granted by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is subject to liability for Taxes of any Person (other than the Company or its Subsidiaries), arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise. None of the Company or any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement. None of the Company or any of its Subsidiaries has been a party to any distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable. All Taxes required to be withheld, collected or deposited by or with respect to the Company and each Subsidiary have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority. As used herein: (i) "Taxes" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity, and (ii) "Tax Return" shall mean any return, declaration, report, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                  SECTION 2.15 Properties. Except where the failure to have good and valid title would not interfere in any material respect with the conduct of the business of the Company and its Subsidiaries as currently conducted, the Company and each of its Subsidiaries have good title to, or valid leasehold interests in, or otherwise the right to use all their material properties and assets, and such assets and properties at the Effective Time will be free and clear of any Liens except for (a) Liens for current Taxes which are not delinquent, or are being contested in good faith, (b) mechanics', workers', materialmen's and other like Liens arising in the ordinary course of business,
(c) zoning ordinances, rights of way, easements, licenses, reservations, covenants, conditions or restrictions on the use of any of the real property which do not, individually or in the aggregate, materially interfere with the use of such real property and (d) encumbrances in the form of restrictions on use of Intellectual Property contained in license agreements or scientific collaboration agreements. Neither the Company nor any of its Subsidiaries is obligated under or bound by any option, right of first refusal, purchase contract, or other contractual right to sell or dispose of any real or personal tangible property or any portions thereof or interests therein which property, portions and interests, either individually or in the aggregate, are material to the Company.

                  SECTION 2.16 Environmental Matters. (a) Except as could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect: (i) the Company and each of its Subsidiaries are in compliance with all applicable

Environmental Laws, and during all applicable statute of limitations periods have complied with all applicable Environmental Laws; and (ii) neither the Company nor any of its Subsidiaries has, nor would reasonably be expected to have, any obligation to undertake any Remedial Activity, at any property owned or leased by any of them or at any other property.

                  (b) The Company has furnished, or made available to Buyer, or to its representatives, true and complete copies of all material Environmental Reports in the possession or control of the Company or of its Subsidiaries, or fairly described to Buyer or to its representatives the contents of such reports.

                  (c) As used herein: (i) "Environmental Laws" means any and all Laws or other legally enforceable requirements (including, without limitation, common law) of any Governmental Entity, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, or employee health and safety; (ii) "Environmental Report" means any report, study, assessment or audit that addresses any issue of actual or potential noncompliance with, actual or potential liability under or cost arising out of, or actual or potential impact on the business of the Company or any of its Subsidiaries in connection with, any Environmental Law or any proposed or anticipated change in or addition to any Environmental Law relating to the Company or any of its Subsidiaries or any entity for which any of them may be liable; (iii) "Materials of Environmental Concern" means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants and radioactivity that is regulated pursuant to or could result in liability under any Environmental Law; and (iv) "Remedial Action" means any action to (A) investigate, clean up, remove or treat any Materials of Environmental Concern, or (B) prevent the release or threat of release of any Materials of Environmental Concern.

                  SECTION 2.17 Contracts; Debt Instruments. (a) Section 2.17(a) of the Company Disclosure Schedule accurately lists as of the date hereof the following contracts, agreements, commitments, arrangements, leases, licenses, policies and instruments, whether written or oral (a "Contract") to which the Company or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound (collectively, "Material Contracts"):

                  (i) (A) any Contract relating to any direct or indirect Indebtedness (including but not limited to loan or credit agreements, notes, bonds, mortgages, indentures, lease-purchase arrangements, guarantees, agreements to purchase goods or services or to supply funds or other undertakings on which others rely in extending credit) in an aggregate principal amount in excess of $250,000 is outstanding or may be incurred, or (B) any conditional sales contracts, chattel mortgages, equipment lease agreements, and other security arrangements with respect to personal property with a value in excess of $250,000 in each instance used or owned by the Company or any of its Subsidiaries;

                  (ii) any Contract containing covenants limiting the ability of the Company or any of its Subsidiaries to compete in any line of business with any Person or in any area or territory or which would so limit the Surviving Company or Parent or any of their respective Subsidiaries after the Effective Time;

                  (iii) any lease for real property;

                  (iv) any Contract involving commitments to others to make capital expenditures involving an aggregate amount in excess of $250,000 or more in any one case, except Contracts that may be terminated without liability, obligation or penalty by the Company or its Subsidiary on not more than 30 days' notice;

                  (v) any material licenses, assignments, consents, royalty, development, research or other similar agreements concerning any Intellectual Property owned or used by the Company or any of its Subsidiaries, other than licenses generally commercially available on standard terms, and any agreements concerning the enforcement or waiver of any rights with respect to any Intellectual Property owned or used by the Company or any of its Subsidiaries, other than confidentiality or non-disclosure agreements entered into in the ordinary course of the Company's business;

                  (vi) any joint venture, limited liability, partnership, limited partnership or similar agreements relating to the formation, creation, operation, management or control of any corporation, company, partnership or joint venture, and any investor rights, voting, co-sale or other shareholder agreements, including the Subsidiary Documents and the Minority Investment Documents, with respect to any Equity Interests of the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is a party or by which their respective properties are bound;

                  (vii) any agreements entered into since January 1, 1999 relating to the acquisition or disposition of any business or any corporation, partnership, joint venture, association or other business organization or division thereof by the Company or any of its Subsidiaries, whether by merger, sale of Equity Interests, sale of assets or otherwise and any other such agreements under which the Company or any of its Subsidiaries currently have indemnification obligations or similar liabilities, whether entered into prior to or since January 1, 1999 (collectively, "Acquisition Agreements");

                  (viii) any joint development, collaboration, research or material similar agreements involving the Company or any of its Subsidiaries or their respective properties;

                  (ix) any Contract not covered by any of the other items of this Section 2.17 that (i) provides for payments by the Company or any of its Subsidiaries, whether in cash or Equity Interests, in excess of $250,000, (ii) is not in the ordinary course of business or (iii) is material to the business, operations, properties, liabilities or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.

                  (b) Neither the Company nor any of its Subsidiaries is, and to the Knowledge of the Company no other party is, in default or breach of any Material Contract, except for those defaults which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default, except for those defaults which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each Material Contract constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent limited by bankruptcy, insolvency, moratorium, fraudulent conveyance, or other Laws affecting the rights of creditors generally, and to the extent that the availability of equitable remedies may be limited by equitable principles, and no Person has the right to terminate or repudiate any Material Contract on less than 30 days prior notice or, to the Knowledge of the Company as of the date hereof, has repudiated any provision of any Material Contract. No claim of a breach of any representation, warranty or covenant and no other claim for indemnification has been made by or against the Company or any of its Subsidiaries under any Acquisition Agreement prior to the date hereof that has not been fully resolved prior to the date hereof. The Company is not a party to any Material Contract that is required to be disclosed as an exhibit to the SEC Documents in accordance with the rules and regulations of the SEC that has not been so disclosed.

                  SECTION 2.18 Intellectual Property. (a) Section 2.18(a) of the Company Disclosure Schedule sets forth all Intellectual Property owned by the Company or its Subsidiaries that is registered or filed with any Governmental Entity (the "Registered Intellectual Property"), all licenses of patented Intellectual Property to or from third parties (the "Licensed Patent Intellectual Property") and all other licenses of Intellectual Property other than licenses generally commercially available on standard terms to or from third parties by the Company or any of its Subsidiaries that are material to the business of the Company and its Subsidiaries (together with the Registered Intellectual Property and the Licensed Patent Intellectual Property, the "Material Intellectual Property"). As used herein, "Intellectual Property" means all rights, privileges and priorities provided under federal, state, foreign and multinational law relating to intellectual property, including without limitation all (i) (A) inventions, discoveries, processes, formulae, designs, methods, techniques, procedures, concepts, developments, technology, new and useful improvements thereof and know-how relating thereto, whether or not patented or eligible for patent protection; (B) copyrights and copyrightable works, including computer applications, programs, software, databases and related items; (C) trademarks, service marks, trade names, brand names, corporate names, logos and trade dress, the goodwill of any business symbolized thereby, and all common-law rights relating thereto; (D) trade secrets and other confidential information; and (ii) all registrations, applications, recordings, and licenses or other similar agreements related to the foregoing.

                  (b) The Company and its Subsidiaries own or have the right to use all Intellectual Property necessary for the Company and its Subsidiaries to conduct their business substantially as it is currently conducted and consistent with past practice.

                  (c) All of the Registered Intellectual Property owned by the Company or any of its Subsidiaries is subsisting and unexpired, has not been abandoned and, to the Knowledge of the Company, does not infringe or otherwise impair the intellectual property rights of any third party. To the Knowledge of the Company, all of the Registered Intellectual Property licensed or used by the Company or any of its Subsidiaries is subsisting and unexpired, has not been abandoned and, to the Knowledge of the Company, does not infringe or otherwise impair the intellectual property rights of any third party. None of the Material Intellectual Property owned by the Company or any of its Subsidiaries is the subject of any license, security interest, Lien or other agreement granting rights therein to any third party other than the Material Contracts. To the Knowledge of the Company, the Company has not misappropriated the trade secrets, technology, know-how, inventions or the like of any third party. No judgment, decree, injunction, rule or order has been rendered by any Governmental Entity which would limit, cancel or question the validity of, or the Company's or its Subsidiaries' rights in and to any Intellectual Property in any respect that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has not received written notice, and does not otherwise have knowledge, of any pending or threatened suit, action or proceeding that seeks to limit, cancel or question the validity of, or the Company's or its Subsidiaries' rights in and to any Intellectual Property, which, if adversely determined, could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries have taken reasonable steps to protect, maintain and safeguard their material Intellectual Property, including any Material Intellectual Property for which improper or unauthorized disclosure would impair its value or validity, and have executed appropriate nondisclosure agreements and made appropriate filings and registrations in connection with the foregoing.

                  SECTION 2.19 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person, other than JP Morgan Chase & Co. ("JP Morgan"), the fees and expenses of which will be paid by the Company (pursuant to fee agreements, copies of which have been provided to Parent), is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

                  SECTION 2.20 Opinion of Financial Advisor. The Company has received as of the date of this Agreement the opinion of JP Morgan to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock (other than Parent and its Affiliates). As used herein, (i) "Affiliate" means a Person that directly or indirectly, through one or more intermediaries, Controls, is controlled by, or is under common control with, the first mentioned Person; and (ii) "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

                  SECTION 2.21 Board Recommendation; State Antitakeover Law. The board of directors of the Company, at a meeting duly called and held, has by unanimous vote of those directors present (i) determined that this Agreement and the Transactions, including the Merger, are fair to and in the best interests of the stockholders of the Company and has taken all actions necessary on the part of the Company to render the restrictions on business combinations contained in
Section 203 of the DGCL inapplicable to this Agreement and the Merger, and (ii) resolved to recommend that the holders of the shares of Company Common Stock approve this Agreement and the Transactions, including the Merger.

                  Section 2.22 Required Company Vote. The Company Stockholder Approval, being the affirmative vote of a majority of the outstanding shares of the Company Common Stock, is the only vote of the holders of any class or series of the Company's securities necessary to approve this Agreement, the Merger and the other Transactions.

                  SECTION 2.23 Rights Agreement. The Rights Agreement has been amended so as to provide that neither Parent nor Merger Sub will become an "Acquiring Person" or a "Principal Party" and that no "Shares Acquisition Date" or "Distribution Date" (as such terms are defined in the Rights Agreement) will occur as a result of the approval, execution, delivery or performance of this Agreement or the consummation of the Merger. A true and correct copy of the Rights Agreement as so amended has been delivered to Parent.

                  SECTION 2.24 Affiliate Transactions. As of the date hereof, there are no existing Contracts, transactions, indebtedness or other arrangements, or any related series thereof, between the Company or any of its Subsidiaries, on the one hand, and any of the directors, officers or other Affiliates of the Company and its Subsidiaries, on the other hand.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF PARENT

                  Except as set forth in the written disclosure schedule dated as of the date of this Agreement and previously delivered by Parent to the Company (the "Parent Disclosure Schedule") (it being understood that the Parent Disclosure Schedule shall be arranged in sections corresponding to the sections contained in this Agreement, and the disclosures in any section of the Parent Disclosure Schedule shall qualify all of the representations in the corresponding section of this Article III and all applicable representations in other sections of this Article III to the extent that such qualification is readily apparent ), Parent hereby represents and warrants to the Company as follows:

                  SECTION 3.01 Organization, Standing and Corporate Power. Each of Parent, Merger Sub and each of Parent's "significant Subsidiaries" (within the meaning of Rule 1-02 of Regulation S-X of the SEC) (collectively, the "Parent Subsidiaries") is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has the requisite corporate or other power and authority necessary to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent, Merger Sub and each of the Parent Subsidiaries is duly qualified or licensed as a foreign corporation or entity to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have any materially adverse effect on the business, assets, liabilities, financial condition or results of operations of Applera Corporation-Celera Genomics Group, taken as a whole, other than any such effect resulting from any change, effect, event, occurrence, state of facts or development relating to the industry in which Parent operates in general and not specifically relating to Parent or on the ability of Parent and Merger Sub to perform its obligations under this Agreement (a "Parent Material Adverse Effect"). Parent has made available to the Company complete and correct copies of its certificate of incorporation and by-laws and the certificate of incorporation and by-laws of Merger Sub.

                  SECTION 3.02 Capital Structure. (a) As of the date of this Agreement, the authorized capital stock of Parent consists of 1,255,000,000 shares of common stock of Parent

(consisting of 1,000,000,000 shares of Parent Common Stock and 225,000,000 shares of Applera Corporation--Applied Biosystems Group Common Stock, par value $.01 per share ("AB Stock")) and 10,000,000 shares of preferred stock of Parent (the "Parent Preferred Stock"). As of the close of business on June 11, 2001, there were: (i) 61,561,502.74 shares of Parent Common Stock issued and outstanding; (ii) 13,717 shares of Parent Common Stock held in the treasury of Parent; (iii) 14,127,347.26 shares of Parent Common Stock reserved for issuance pursuant to Parent's stock option plans, Parent's employee stock purchase plans and Parent's Director Stock Purchase and Deferred Compensation Plan (collectively, the "Parent Stock Plans"); (iv) 13,018,883 shares of Parent Common Stock issuable upon exercise of awarded but unexercised stock options;
(v) 56,350 shares of Parent Common Stock issuable upon exercise of currently outstanding warrants to purchase Parent Common Stock; (vi) 1,432,200 shares of Parent Common Stock issuable upon exercise of an option held by a third party;
(vii) 211,265,745.85 shares of AB Stock issued and outstanding; (viii) 5,105 shares of AB Stock held in the treasury of Parent; (ix) 31,613,807.05 shares of AB Stock reserved for issuance pursuant to Parent Stock Plans; (x) 27,811,815 shares of AB Stock issuable upon exercise of awarded but unexercised stock options; (xi) 214,794 shares of AB Stock issuable upon exercise of currently outstanding warrants to purchase AB Stock; and (xii) no shares of Parent Preferred Stock outstanding. Except as set forth above and except for shares of participating junior preferred stock issuable pursuant to the Shareholders' Protection Rights Plan, dated as of April 28, 1999 between Parent and BankBoston, N.A., as of the close of business on June 11, 2001, there were no shares of capital stock or other equity securities of Parent issued, reserved for issuance or outstanding.

                  (b) All outstanding shares of capital stock of Parent are, and all shares which may be issued as described above will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

                  (c) There is no outstanding Voting Debt of Parent. Except as set forth above, there are no options, warrants or other rights, agreements, arrangements or commitments of any character binding on Parent relating to the issued or unissued Equity Interests of Parent or obligating Parent to issue, sell, repurchase, redeem or otherwise acquire or make any payment with respect to any Equity Interests of Parent or any of its Subsidiaries.

                  (d) Between June 11, 2001 and the date of this Agreement, Parent has not issued or reserved for issuance any Parent Common Stock or other Equity Interests of Parent, except pursuant to or as permitted by the terms of the Parent Stock Plans. Between December 31, 2000 and the date of this Agreement, Parent has not (A) repurchased, redeemed or otherwise acquired any Equity Interests of Parent or (B) declared, set aside, made or paid any dividend or distribution in respect of any of its Equity Interests (other than regular quarterly cash dividends on AB Stock), and the board of directors of Parent has not resolved to do any of the foregoing.

                  (e) As of the date hereof, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $.01 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent, free and clear of any Lien, and as of the Closing Date, all the issued and outstanding shares of the common stock of Merger Sub will be owned by Parent free and clear of any Lien.

                  SECTION 3.03 Authority. Parent and Merger Sub have all necessary corporate power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against such parties in accordance with its terms, except to the extent limited by bankruptcy, insolvency, moratorium, fraudulent conveyance, or other Laws affecting the rights of creditors generally, and to the extent that the availability of equitable remedies may be limited by equitable principles. All shares of Parent Common Stock that may be issued pursuant to the Agreement shall when issued in accordance with this Agreement be duly authorized, validly issued, fully paid and nonassessable and not be subject to preemptive rights. The board of directors of Parent has made a determination that as of the Effective Time the assets, business and liabilities of the Company shall be for the benefit of the Celera Genomics Group of Parent and shall be attributed in their entirety to the Celera Genomics Group of Parent as of the Effective Time, in accordance with the provisions of Sections 2.5(a)(i) and 2.6(f) of Parent's certificate of incorporation, as in effect as of the date hereof.

                  SECTION 3.04 Noncontravention. (a) The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub and the consummation of the Transactions will not, (i) conflict with or violate the respective certificates of incorporation and by-laws of Parent and Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i)-(v), inclusive, of Section 3.04(b) hereof have been obtained and all filings described in such clauses have been made (and declared effective, if applicable), conflict with or violate any Laws applicable to Parent or any Parent Subsidiaries or by which any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or alteration of rights under or require the consent or approval of any Person under, or result in the creation of a Lien on any of the properties or assets of Parent or any Parent Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, joint venture, limited liability or partnership agreement or other instrument to which Parent or any of its Subsidiaries is a party or by which Parent or any Parent Subsidiaries or any of their respective properties is bound or affected, except, in the case of clauses (ii) and (iii) of this Section 3.04(a), for any conflict, violation, breach, default, impairment, right or lack of consent or approval that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

                  (b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation of the Transactions by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) the filing of a premerger notification and report form by Parent under the HSR Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iii) the filing with the SEC of the Form S-4 and such reports under the Exchange Act as may be required in connection with this Agreement and the Transactions, (iv) consents, approvals, orders, authorizations, registrations, declarations, filings or notices as may be required under the "takeover" or "blue sky" laws of various states, (v) consents, approvals, authorizations, permits, filings or notifications which have heretofore been obtained or made, as the case may be, by Parent and are in full force and effect or (vi) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

                  SECTION 3.05 Parent SEC Documents; Financial Statements. (a) Parent and its predecessors have filed on a timely basis all forms, reports and documents required to be filed with the SEC since January 1, 1998 (all forms, reports and documents filed by Parent and its predecessors with the SEC since January 1, 1998, in each case including all exhibits and schedules thereto and documents incorporated by reference therein, such documents together with any documents filed during such period by Parent with the SEC on a voluntary basis on Current Reports on Form 8K are referred to herein as the "Parent SEC Documents"). The Parent SEC Documents (i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations thereunder, each as in effect on the date so filed or amended, and (ii) did not at the time they were filed (or if amended or superseded by a filing, which filing must have occurred prior to the date of this Agreement for the Parent SEC Documents otherwise filed prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                  (b) Each of the audited and unaudited consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Documents were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or in the Parent SEC Documents), and each fairly presents the consolidated financial position of Parent and the Parent Subsidiaries at the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments and do not contain all of the footnote disclosures required by GAAP.

                  SECTION 3.06 Undisclosed Liabilities. Neither Parent nor any Parent Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be recognized or disclosed on a consolidated balance sheet of Parent and its Subsidiaries or in the notes thereto, except (i) liabilities reflected in the audited consolidated balance sheet of the Parent as of June 30, 2000, and (iii) liabilities incurred since June 30, 2000 in the ordinary course of business consistent with past practice that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

                  SECTION 3.07 Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in (i) the Form

S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, or (ii) the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder, except that no representation is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied in writing by the Company specifically for inclusion or incorporation by reference therein.

                  SECTION 3.08 Absence of Certain Changes or Events. Since December 31, 2000, there is not and has not been: (a) any condition, event or occurrence, individually or in the aggregate, resulting in a Parent Material Adverse Effect; (b) any condition, event or occurrence which, individually or in the aggregate, would reasonably be expected to have or give rise to a Parent Material Adverse Effect; or (c) any action which, if it had been taken or occurred after the execution of this Agreement, would have required the consent of the Company pursuant to this Agreement.

                  SECTION 3.09 Litigation; Compliance with Laws. (a) There is no suit, action, arbitration, proceeding or investigation pending, or, to the knowledge of the employees of Parent set forth on Schedule 3.09 hereto (the "Knowledge of Parent"), threatened against Parent or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect. To the Knowledge of Parent, neither Parent nor any of its Subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree, determination or award having, or which would reasonably be expected to have, a Parent Material Adverse Effect.

                  (b) The businesses of Parent and its Subsidiaries are not being conducted in violation of any law (domestic or foreign), ordinance or regulation of any Governmental Entity, except for possible violations that, individually or in the aggregate, do not and could not reasonably be expected to have a Parent Material Adverse Effect.

                  SECTION 3.10 Brokers. No broker, investment banker, financial advisor or other Person, other than Morgan Stanley and Co. Incorporated ("Morgan Stanley"), the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

                  SECTION 3.11 Interim Operations of Merger Sub. Merger Sub was formed on June 8, 2001 solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

                  SECTION 3.12 Required Vote. This Agreement has been approved by Parent, as the sole stockholder of Merger Sub. No other vote of holders of any class or series of securities of Parent or Merger Sub is necessary to approve this Agreement and the Transactions.

                                                                              28
                                   ARTICLE IV

           COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO MERGER.

                  SECTION 4.01 Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause its Subsidiaries to, act and carry on their respective businesses in the ordinary course of business consistent with past practice and use its and their respective reasonable best efforts to preserve substantially intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, development partners, and others having significant business dealings with them. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as provided in Section 4.01 of the Company Disclosure Schedule and except as expressly provided in this Agreement (but excluding for this purpose any provisions of the Company Disclosure Schedule other than those contained in Section 4.01 or 4.03 thereof) the Company shall not, and shall not permit any of its Subsidiaries to:

                  (a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (ii) split, combine or reclassify any capital stock of the Company or any Subsidiary or issue or authorize the issuance of any other Equity Interests in respect of, in lieu of or in substitution for shares of capital stock of the Company or any Subsidiary, or (iii) purchase, redeem or otherwise acquire any Equity Interests of the Company or any of its Subsidiaries;

                  (b) authorize for issuance, issue, deliver, sell, pledge or otherwise encumber any Equity Interest of the Company or any of its Subsidiaries, other than (i) the issuance of Company Common Stock upon the exercise of Company Warrants outstanding on the date of this Agreement in accordance with their present terms, (ii) the issuance of Company Common Stock upon the exercise of Company Stock Options awarded prior to the date of this Agreement but unexercised on the date of this Agreement (or granted after the date hereof in accordance with Section 4.03 hereof) in accordance with their present terms, (iii) the issuance of Company Common Stock pursuant to the Company's Employee Stock Purchase Plan in accordance with its present terms,
(iv) the conversion of the Convertible Notes in accordance with their present terms, (v) the issuance of Company Common Stock in order to pay interest on the Convertible Notes, should the Company so elect, in accordance with their present terms and (vi) the sale of shares of capital stock of Akkadix Corporation, DNA Sciences, Inc. or Discovery Partners International, Inc. upon the exercise of options outstanding as of the date hereof pursuant to the 1999 Key Personnel Stock Option Plan;

                  (c) amend (i) the Certificate of Incorporation or By-Laws or the comparable charter or organizational documents of any Subsidiary of the Company or (ii) the Rights Agreement;

                  (d) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof;

                  (e) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of (i) any of its properties or assets, other than any such properties or assets the value of which do not exceed $50,000 individually and $250,000 in the aggregate, except the granting of purchase money security interests in the ordinary course of business consistent with past practice or (ii) any Minority Investments or other Equity Interests in any other Person (other than as set forth in Section 4.01(b)(vi));

                  (f) (i) incur any Indebtedness for borrowed money or guarantee any such Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice and other than pursuant to equipment lease financing not to exceed $250,000, in the aggregate, or (ii) make any loans, advances or capital contributions to, or Minority Investments or other investments in, any other Person, other than to the Company;

                  (g) make or agree to make any capital expenditures, except capital expenditures described in the capital expenditure budget attached as Annex A to Section 4.01(g) of the Company Disclosure Schedule and such additional capital expenditures as do not exceed $50,000 individually and $250,000 in the aggregate; or acquire or agree to acquire any other assets, other than inventory and supplies in the ordinary course of business consistent with past practice;

                  (h) (i) waive, release, grant, or transfer any rights of material value or modify or change in any material respect any existing material license, lease, contract or other document, other than in the ordinary course of business consistent with past practice, (ii) pay, discharge or satisfy any claims (including claims of stockholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with their terms as in effect on the date hereof or (iii) settle or compromise any litigation or claim other than settlements or compromises of litigation or claims that do not relate to this Agreement or the Transactions and do not provide for injunctive or similar relief and where the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise does not exceed $50,000 individually or $250,000 in the aggregate;

                  (i) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

                  (j) enter into or amend any collective bargaining agreement;

                  (k) enter into or amend in any material respect any Material Contract of the type specified in clause (iii), (v), (vi), (vii) or (viii) of
Section 2.17(a) hereof, or any Contract, transaction, indebtedness or other arrangement of the type described in Section 2.24 hereof; or enter into or amend any Material Contract of the type specified in Section 2.17(a)(ii) hereof;

                  (l) change any accounting principle used by it, except as required by GAAP;

                  (m) transfer to any Person any rights to its Intellectual Property other than the granting of end-user licenses and the right to grant end-user sublicenses in the ordinary course of business consistent with past practice to customers of the Company or its Subsidiaries to the extent such licenses are necessary to permit such customers to use products purchased from the Company or such Subsidiaries;

                  (n) enter into or amend any agreement pursuant to which any other party is granted exclusive development, marketing or other exclusive rights of any type or scope with respect to any of its research, products, Intellectual Property or other technology; or

                  (o) authorize, or commit or agree to take, any of the foregoing actions.

                  SECTION 4.02 Conduct of Business by Parent. During the period from the date of this Agreement to the Effective Time, Parent shall not (a) declare, set aside or pay any dividends on, or make any other distributions in respect of, Parent Common Stock or (b) split, combine or reclassify the Parent Common Stock or issue or authorize the issuance of any other Equity Interests in lieu of or in substitution for shares of Parent Common Stock.

                  SECTION 4.03 Employment Arrangements. Except as set forth in
Section 4.03 of the Company Disclosure Schedule or as expressly provided in this Agreement (but excluding for this purpose any provisions of the Company Disclosure Schedule other than those contained in Section 4.01 or 4.03 thereof):

                  (a) Except as may be required by applicable law, neither the Company nor any of its Subsidiaries shall (i) adopt or amend (except as may be required by law) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any employee, director or former director or employee or (ii) increase the compensation or fringe benefits of any director, employee or former director or employee or pay any benefit not required by any existing plan, arrangement or agreement, in the case of clause (ii) other than increases for individuals (other than officers and directors) in the ordinary course of business consistent with past practice.

                  (b) neither the Company nor any of its Subsidiaries shall hire or terminate any employee or consultant, except in the ordinary course of business consistent with past practice, and except to the extent required under applicable law or under existing Company Plans.

                  (c) Except pursuant to the terms of this Agreement, neither the Company nor any of its Subsidiaries shall grant any new or modified change in control, incentive, severance or termination arrangement or increase or accelerate any benefits payable under its change in control, incentive, severance or termination pay policies in effect on the date hereof.

                  (d) Neither the Company nor any of its Subsidiaries shall effectuate a "plant closing" or "mass layoff," as those terms are defined in WARN, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any Subsidiary, without notifying Merger Sub or its Affiliates in advance and without complying with the notice requirements and other provisions of WARN.

                  (e) Recognizing that the retention of the employees of the Company and its Subsidiaries is to the material benefit of Parent, in the event that the human resources manager, the vice presidents of human resources, medicinal chemistry or biology, the senior vice president of research and pre-clinical development or any other officer of the Company more senior than such senior vice president, receives any written or oral indication from any employee at level 22 or above that such employee intends to terminate his or her employment with the Company or any of its Subsidiaries within sixty (60) days, the Company shall notify Parent within three (3) business days in order that Parent may meet with such employee, provided that in the event any such indication is in the form of a formal written notice of resignation, the Company shall notify Parent by the next business day.

                  SECTION 4.04 Tax Elections. Neither the Company nor any of its Subsidiaries shall make or change any Tax election, settle or compromise any material federal, state, local or foreign Tax liability, change any annual Tax accounting period, change any method of Tax accounting, file any amended material Tax Return, enter into any closing agreement relating to any material Tax, surrender any right to claim a material Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment.

                  SECTION 4.05 Tax-Free Reorganization Treatment. (a) Neither Company nor Parent shall, nor shall they permit any of their respective Subsidiaries to, take or cause to be taken any action that would disqualify the Merger as a reorganization within the meaning of Section 368(a) of the Code.

                  (b) Each of the Company and Parent shall report the Merger as a reorganization within the meaning of Section 368 of the Code, unless otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Code.

                  SECTION 4.06 Other Actions. Neither the Company nor Parent shall, or shall permit any of their respective Subsidiaries to, (a) intentionally take any action that, if taken on or prior to the date of this Agreement, would have resulted in any of its representations and warranties set forth in this Agreement being untrue in any material respect, or (b) intentionally take any action that would or reasonably might be expected to, result in any of the conditions to the Merger set forth in Article VI not being satisfied. The Company and Parent shall promptly advise the other party orally and in writing of (i) any action of the type set forth in clause (a) above, (ii) the failure by such party to comply with any covenant, condition or agreement hereunder and (iii) any event which could reasonably be expected to cause the conditions set forth in Article VI not being satisfied; provided, however, that no such notice shall affect the representations, warranties, covenants and agreements of the parties or the conditions to their obligations hereunder.

                                                                              32
                                   ARTICLE V

                              ADDITIONAL AGREEMENTS

                  SECTION 5.01 Preparation of Form S-4 and Proxy Statement; Stockholder Meeting. (a) Promptly following the date of this Agreement, the Company shall prepare the proxy statement with respect to the vote by the Company's stockholders with respect to the Transactions (the "Proxy Statement"), and Parent shall prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included. Parent and the Company shall each use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any state in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities laws in connection with the registration and qualification of the Parent Common Stock to be issued in the Merger, and the Company shall furnish all information relating to the Company and its stockholders as may be reasonably requested in connection with any such action. The information provided and to be provided by Parent, Merger Sub and the Company, respectively, (i) for use in the Form S-4, at the time the Form S-4 becomes effective, shall be true and correct in all material respects and shall not omit to state a material fact required to be stated therein or necessary to make such information not misleading and (ii) for use in the Proxy Statement, on the date the Proxy Statement is mailed to the Company's stockholders and on the date of the Stockholders Meeting referred to below, shall be true and correct in all material respects and shall not omit to state any material fact required to be stated therein or necessary in order to make such information, in the light of the circumstances under which the statements therein were made, not misleading, and the Company and Parent each agree to correct any information provided by it for use in the Form S-4 and the Proxy Statement which shall have become false or misleading.

                  (b) All mailings to the Company's stockholders in connection with the Merger, including the Proxy Statement, shall be subject to the prior review, comment and approval of Parent (such approval not to be unreasonably withheld or delayed).

                  (c) The Company will, as promptly as practicable following the date of this Agreement and in consultation with Parent, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders Meeting") for the purpose of approving this Agreement and the Transactions to the extent required by the DGCL. The Company will, through its board of directors, recommend to its stockholders approval of the foregoing matters, as set forth in
Section 2.21; provided, however, that, subject to compliance with the provisions of Section 5.06 hereof, the board of directors of the Company may fail to make or withdraw or modify such recommendation to the extent permitted by Section
5.06. Any such recommendation, together with a copy of the opinion referred to in Section 2.20, shall be included in the Proxy Statement. The Company will use its best efforts to hold such meeting as soon as practicable after the Form S-4 shall have been declared effective.

                  SECTION 5.02 Access to Information; Confidentiality. The Company shall, and shall cause its Subsidiaries, officers, employees, counsel, financial advisors and other representatives to, afford to Parent and its representatives reasonable access during normal business hours, during the period prior to the Effective Time to its properties, books, contracts, commitments, personnel and records, and, during such period, the Company shall, and shall cause its Subsidiaries, officers, employees and representatives to, furnish or make available promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties, financial condition, operations and personnel as Parent may from time to time reasonably request. Each of the Company and Parent will hold, and will cause their respective directors, officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, any nonpublic information with respect to the other party in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated April 2, 2001, between Parent and the Company (the "Confidentiality Agreement"). No investigation pursuant to this Section 5.02 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

                  SECTION 5.03 Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including (i) obtaining all consents, approvals, waivers, licenses, permits or authorizations as are required to be obtained (or, which if not obtained, would result in an event of default, termination or acceleration of any agreement or any put right under any agreement) under any applicable law or regulation or from any Governmental Entities or third parties in connection with the Transactions and (ii) defending any lawsuits or other proceedings challenging this Agreement. Notwithstanding anything to the contrary contained herein, no party hereto nor any of their Affiliates shall be required to make any disposition of or enter into any agreement to hold separate, any Subsidiary, asset or business, or take any other action that Parent determines could significantly reduce the value of the Company or the benefits that Parent expects to derive from the Merger, and the Company and its Subsidiaries shall not agree to take any such action without the prior written consent of Parent.

                  SECTION 5.04 Indemnification. (a) To the fullest extent permitted under applicable law Parent shall, and shall cause the Surviving Company to indemnify and hold harmless, each present and former director or officer of the Company or any of its Subsidiaries and their respective estates, heirs, personal representatives successors and assigns (each, an "Indemnified Party," and collectively, the "Indemnified Parties ") against any costs or expenses (including reasonable fees and expenses of counsel) as incurred, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (collectively, an "Action") (x) arising out of or pertaining to the Transactions, or (y) in whole or in part on or arising in whole or in part out of the fact that such Person is or was a director, officer or employee of the Company, with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in the Certificate of Incorporation or By-laws as in effect on the date hereof, or the Company's indemnification contracts with the Indemnified Parties (to the extent such contracts have been disclosed to Parent and are identified in Section 5.04 of the Company Disclosure Schedule), to the extent permitted by applicable Law in each case for a period of six years after the date hereof. In the event of any such Action, (whether arising before or after the Effective Time) and subject to the specific terms of any indemnification contract, (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to the Surviving Company (it being understood that Latham & Watkins is acceptable to Parent and the Surviving Corporation), (ii) after the Effective Time, the Surviving Company shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received, and (iii) the Surviving Company will cooperate in the defense of any such Action; provided, however, that in the event any claim or claims for indemnification are made within such six year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims; provided, further, that: (A) promptly after receipt by an Indemnified Party of notice of any such Action, the Indemnified Party shall, if a claim in respect thereof is to be made against the Surviving Company notify the Surviving Company in writing of this claim or the commencement of that Action and shall deliver to Parent and the Surviving Corporation the undertaking, if any, required by Section 145(e) of the DGCL; (B) the Surviving Company shall be entitled to participate in the defense of any such Action, and, to the extent it wishes, assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party or Indemnified Parties, as the case may be; (C) the Surviving Company shall not, in connection with any one such Action or separate but substantially similar or related Actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for all such Indemnified Parties as a group unless there is, under applicable standards of professional conduct, a conflict between the positions of any two or more Indemnified Parties that would preclude or render inadvisable joint or multiple representation of such parties; (D) no Indemnified Party may settle any such Action, without the prior written consent of the Surviving Company; and (E) the Surviving Company shall not settle any such Action, unless the Indemnified Party that is subject of such action is fully released as a result thereof.

                  (b) Parent shall cause to be maintained in effect for six years from the Effective Time directors' and officers' liability insurance coverage covering Persons who are directors and officers of the Company on the date of this Agreement, with respect to matters occurring prior to the Effective Time, and containing terms and conditions which are not less advantageous to such Persons than the policies of the Company in effect on the date hereof (the "Company Insurance"); provided that Parent shall not be required to spend annually in excess of 200% of the annual premium for the Company Insurance paid by the Company as of the date of this Agreement.

                  (c) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company or any of its officers, directors or employees, it being understood and agreed that the indemnification provided for in this
Section 5.04 is not prior to or in substitution for any such claims under such policies.

                  SECTION 5.05 Public Announcements. Neither Parent and Merger Sub, on the one hand, nor the Company, on the other hand, will issue any press release or public statement with respect to the Transactions without the other party's prior consent (such consent not to be unreasonably withheld or delayed), except as may be required by applicable law, court process or by obligations pursuant to any agreement with any securities exchange or quotation system on which securities of the disclosing party are listed or quoted. In addition to the foregoing, Parent, Merger Sub and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statements with respect to such transactions. The parties agree that the initial press release or releases to be issued with respect to the Transactions shall be mutually agreed upon prior to the issuance thereof. The provisions of this Section 5.05 shall not affect the obligations of the parties under Section 5.02 hereof or under the Confidentiality Agreement.

                  SECTION 5.06 No Solicitation. Neither the Company nor any of its Subsidiaries shall (whether directly or indirectly through advisors, agents or other intermediaries), nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, agents, representatives, advisors or Subsidiaries to, (a) solicit, initiate or take any action knowingly to facilitate the submission of inquiries, proposals or offers from any Person (other than Merger Sub or Parent) relating to (i) any acquisition or purchase of 15% or more of the consolidated assets of the Company and its Subsidiaries or of over 15% of any class of equity securities of the Company or any of its Subsidiaries, (ii) any tender offer (including a self tender offer) or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of equity securities of the Company or any of its Subsidiaries, or (iii) any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of the Company other than the Transactions (collectively, "Transaction Proposals"), or agree to or endorse any Transaction Proposal, or (b) enter into or participate in any discussions or negotiations regarding any actual or potential Transaction Proposal (other than with Merger Sub or Parent), or furnish to any other Person (other than Merger Sub or Parent), any non-public information with respect to its business, properties or assets in connection with any actual or potential Transaction Proposal, or otherwise knowingly assist or participate in, cooperate with, facilitate or encourage, any effort or attempt by any other Person (other than Merger Sub or Parent) to do or seek any of the foregoing; provided, however, that neither the foregoing nor any provision of this Agreement shall prohibit the Company (either directly or indirectly through advisors, agents or other intermediaries), from taking any of the following actions in the event a Third Party has made a bona fide Transaction Proposal that the Company's board of directors determines in good faith could result in a Superior Proposal, subject in each case to compliance with the other provisions of this Section 5.06: (A) furnishing information pursuant to an appropriate confidentiality letter (which letter shall not be less favorable to the Company in any material respect than the Confidentiality Agreement) concerning the Company and its businesses, properties or assets to such Third Party, (B) engaging in discussions or negotiations with such Third Party, (C) taking and disclosing to its stockholders a position as required by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act, or (D) failing to make or withdrawing or modifying its recommendation referred to in Sections
2.21 and 5.01(c), but in each case referred to in clauses (A) through (D) only to the extent that the board of directors of the Company shall have concluded in good faith in consultation with outside counsel that the failure to take such action would violate the fiduciary duties of the board of directors of the Company to the stockholders of the Company under applicable law; provided, further, that the board of directors of the Company shall not take any of the foregoing actions referred to in clauses
(A) through (D) until after reasonable notice to Parent with respect to such action. If the board of directors of the Company receives a Transaction Proposal, then the Company shall promptly inform Parent of all of the material terms and conditions of such proposal and the identity of the Person making it and shall keep Parent informed on a prompt and current basis of the status, terms and content of any discussions regarding such Transaction Proposal, including any changes to the terms of such Transaction Proposal. The Company will immediately cease and cause its advisors, agents and other intermediaries to cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any actual or potential Transaction Proposal, and shall use its reasonable best efforts to cause any such parties in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information in the possession of any such party or in the possession of any agent or advisor of any such party. As used herein, a "Superior Proposal" means any of the transactions described in clause (i), (ii) or (iii) of the definition of Transaction Proposal (with all of the percentages included in the definition of such term raised to 50% for purposes of this definition) with respect to which the board of directors of the Company shall have concluded in good faith, after consultation with its outside legal counsel and its financial advisor(s), is reasonably capable of being completed (including the presence of financing commitments, if applicable) and represents a financially superior transaction for the holders of Company Common Stock to the Merger. Notwithstanding anything to the contrary contained in this Section 5.06 or elsewhere in this Agreement, prior to the Effective Time, the Company may, in connection with a possible Acquisition Proposal, refer any third party to this Section 5.06, Section 7.01 and Section
8.02 and make a copy of such sections available to a Third Party.

                  SECTION 5.07 Benefit Matters. (a) During the period from the Effective Time until July 1, 2002, employees of the Company shall participate in employee benefit plans (as defined in Section 3(3) of ERISA), but including any vacation or paid time off benefits and excluding any stock compensation plans, programs and arrangements (collectively, "Included Benefits") maintained by Parent or the Surviving Corporation providing benefits no less favorable, in the aggregate, than those benefits provided under the Included Benefits of the Company in effect on the date hereof. Notwithstanding the foregoing, the standard for maintenance of benefits shall apply to the Company's Holiday Bonus Plan only until December 31, 2001.

                  (b) Parent will cause the Surviving Corporation to (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the employees of the Company under any Parent welfare plan that such employees may be eligible to participate in after the Effective Time and (ii) provide each employee of the Company with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any Parent welfare plans that such employees are eligible to participate in after the Effective Time.

                  (c) On and after the Effective Time, Parent shall cause the Surviving Company and any employee benefit plans maintained by Parent or the Surviving Company in which employees of the Company and Subsidiaries participate to recognize the service with the Company and Subsidiaries of each such employee for purposes of determining entitlement to vacation and vacation pay and for purposes of vesting and eligibility under any employee benefit plan, but not for purposes of benefit accrual under any "employee pension benefit plan" as defined in Section 3(2) of ERISA. Such service shall be determined in accordance with the practices and procedures of the Company and the Company Plans in effect immediately prior to the Effective Time, as if such service had been rendered to Parent.

                  SECTION 5.08 Stock Exchange Listing. Parent shall use all reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger and the shares of Parent Common Stock to be reserved for issuance upon exercise of Company Stock Options, Company Warrants and the Convertible Notes to be approved for listing on the NYSE.

                  SECTION 5.09 Letters of the Company's Accountants. The Company shall use its reasonable best efforts to cause to be delivered to Parent a comfort letter of Ernst & Young LLP, the Company's independent public accountants, dated a date within two business days before the Form S-4 shall become effective and a comfort letter of Ernst & Young LLP dated a date within two business days before the Closing Date, each addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

                  SECTION 5.10 Rights Agreement. The board of directors of the Company shall take all action (in addition to that referred to in Section 2.23 hereof) necessary or desirable (including amending the Rights Agreement) in order to render the Rights inapplicable to the Merger and the other Transactions. Except in connection with the foregoing sentence, the board of directors of the Company shall not, without the prior written consent of Parent,
(a) amend the Rights Agreement or (b) take any action with respect to, or make any determination under, the Rights Agreement, in each case in order to facilitate any Transaction Proposal.

                  SECTION 5.11 Convertible Notes. Prior to the Effective Time, the board of directors of the Company shall take all action necessary to determine that the provisions referred to in Sections 1.11(a)(i) and 1.11(a)(ii) hereof shall constitute all such provisions as are necessary to protect the interest of the holders of the Convertible Notes pursuant to the terms thereof, including without limitation pursuant to Section 8.04(a) of the Convertible Notes Indenture.

                  SECTION 5.12 Non-solicitation of Employees. Each of Parent and the Company agrees that for a period of one (1) year following a termination of this Agreement, such party shall not, and shall cause its Subsidiaries not to, raid the employees employed by the other party or its Subsidiaries, in violation of California legal principles. For the avoidance of doubt, the foregoing provision will not prevent a party from hiring any employee (a) as a result of a general public solicitation or a solicitation conducted through a third-party recruiter or similar agent to whom the soliciting party has not identified such employee, (b) who contacts such soliciting party on his or her own initiative without any solicitation from the soliciting party, or (c) who has not been employed by the other party during the preceding six (6) months.

                  SECTION 5.13 Stock Options. In the event the Parent or any of its Subsidiaries terminates the employment of any employee of the Company without cause within ninety (90) days after the Effective Time, Parent will cause all vested Parent Stock Options issued pursuant to Section 1.10 hereof held by such terminated employee to be amended to provide that the exercise period for such vested Parent Stock Options shall be extended so as to permit their exercise by such terminated employee for a period of twelve (12) months after the date of his or her termination of employment; provided, however, that any such amendment to a Parent Stock Option intended to qualify as an "incentive stock option" within the meaning of Section 421 of the Code shall be subject to the consent of such terminated employee. For the avoidance of doubt, this
Section 5.13 does not provide for any changes to the vesting provisions contained in any Parent Stock Option.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

                  SECTION 6.01 Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                  (a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

                  (b) Antitrust. All waiting periods applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and all clearances and approvals required to be obtained in respect of the Merger prior to the Effective Time under any other similar applicable Law shall have been obtained;

                  (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that the parties hereto shall use their best efforts to have any such injunction, order, restraint or prohibition vacated.

                  (d) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and any material "blue sky" and other state securities laws applicable to the registration and qualification of the Parent Common Stock issuable or required to be reserved for issuance pursuant to this Agreement shall have been complied with.

                  (e) NYSE Listing. The shares of Parent Common Stock to be issued in the Merger and reserved for issuance upon exercise of Company Stock Options, Company Warrants and the Convertible Notes shall have been approved for listing on the NYSE.

                  (f) Tax Opinion. Parent shall have received from Simpson Thacher & Bartlett, counsel to Parent, and the Company shall have received from Latham & Watkins, counsel to the Company, on the Closing Date opinions that the Merger will qualify for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. The issuance of such opinions shall be conditioned upon the receipt by such tax counsel of customary representation letters from each of the Company, Parent and Sub dated as of the Closing Date and as of the date that the Form S-4 filed with the SEC becomes effective, substantially in the forms attached hereto as Exhibits 6.01(f)-A and 6.01(f)-B.

                  SECTION 6.02 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the following conditions:

                  (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement (i) that are qualified as to Company Material Adverse Effect shall be true and correct and (ii) that are not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time, except for those representations and warranties which address matters only as of a particular date (which shall have been so true and correct as of such date). Parent shall have received a certificate signed on behalf of the Company by the chief financial officer of the Company to the effect set forth in this Section 6.02(a).

                  (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer, the president and the chief financial officer of the Company to the effect set forth in this Section 6.02(b).

                  (c) Consents, etc. Parent and Merger Sub shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of (i) any Governmental Entities and (ii) any other Governmental Entities or third parties as are necessary in connection with the Transactions have been obtained, except in the case of clause (ii) where the failure to obtain such licenses, permits, consents, approvals, authorizations, qualifications and orders could not, individually or in the aggregate with all other failures, reasonably be expected to have a Company Material Adverse Effect.

                  (d) No Litigation. There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (i) challenging or seeking to restrain or prohibit the consummation of the Transactions or seeking to obtain from the Company, Parent, Merger Sub or any of their Affiliates any damages that would reasonably be expected to have a Company Material Adverse Effect, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries of any material portion of the business or assets of the Company and its Subsidiaries taken as a whole or to dispose of or hold separate any material portion of the business or assets of the Company and its Subsidiaries taken as a whole, as a result of the Transactions, (iii) seeking to impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any shares of the common stock of the Surviving Corporation, including, without limitation, the right to vote such common stock on all matters properly presented to the stockholders of the Surviving Corporation or (iv) seeking to prohibit Parent or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Company and its Subsidiaries taken as a whole.

                  (e) Rights Agreement. None of the events described in Section 3 of the Rights Agreement shall have occurred, and the Rights shall not have become nonredeemable and shall not become nonredeemable upon consummation of the Merger.

                  Section 6.03 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the following conditions:

                  (a) Representations and Warranties. The representations and warranties of the Parent and Merger Sub contained in this Agreement (i) that are qualified as to Parent Material Adverse Effect shall be true and correct and
(ii) that are not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time, except for those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date). The Company shall have received a certificate signed on behalf of Parent and Merger Sub by an authorized officer of Parent and Merger Sub to the effect set forth in this Section 6.03(a).

                  (b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by each of them under this Agreement at or prior to the Closing Date. The Company shall have received a certificate signed on behalf of Parent and Merger Sub by an authorized officer of Parent and Merger Sub to the effect set forth in this Section 6.03(b).

                                  ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

                  SECTION 7.01 Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval:

                  (a) by mutual written consent of Parent and the Company;

                  (b) by either Parent or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

                  (c) by either Parent or the Company if the Merger shall not have been consummated on or before December 31, 2001 (other than due to the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Effective Time);

                  (d) by either Parent or the Company if at the duly held meeting of the stockholders of the Company (including any adjournment thereof) held for the purpose of voting on the Merger, this Agreement and the consummation of the Transactions, the holders of a majority of the outstanding shares of Company Common Stock shall not have approved the Merger, this Agreement and the consummation of the Transactions;

                  (e) by Parent, if the Company or its board of directors shall have (i) withdrawn, modified or amended in any respect adverse to Parent its approval or recommendation of this Agreement or any of the Transactions, (ii) failed as promptly as practicable after the Form S-4 is declared effective to mail the Proxy Statement to its stockholders or failed to include in such statement such recommendation, (iii) approved or recommended any Transaction Proposal from a Third Party, (iv) resolved to do any of the foregoing or (v) in response to the commencement of any tender offer or exchange offer for more than 15% of the outstanding shares of Company Common Stock, not recommended rejection of such tender offer or exchange offer;

                  (f) by the Company, if, pursuant to and in compliance with
Section 5.06 hereof, the board of directors of the Company concludes in good faith, in consultation with outside counsel, that in order to avoid violating the fiduciary duties of the board of directors of the Company to the stockholders of the Company under the DGCL, the board of directors must not make or must withdraw or modify its recommendation referred to in Section 2.21 and the board of directors does not make or withdraws or modifies such recommendation, provided that the Company shall give Parent three (3) business days irrevocable written notice prior to such termination taking effect; or

                  (g) (i) by the Company, if Parent breaches any of its representations, warranties, covenants or agreements contained in this Agreement the result of which breach is that the conditions in Section 6.03 would not be satisfied and, with respect to any such breach that is reasonably capable of being remedied, the breach is not remedied within 30 days after the Company has furnished Parent with written notice of such breach or (ii) by Parent, if the Company breaches any of its representations, warranties, covenants or agreements contained in this Agreement the result of which breach is that the conditions in
Section 6.02 would not be satisfied and, with respect to any such breach that is reasonably capable of being remedied, the breach is not remedied within 30 days after Parent has furnished the Company with written notice of such breach.

                  SECTION 7.02 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in
Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, other than the provisions of Sections 2.19, 3.10, the penultimate sentence of 5.02, 5.12, 8.02 and 8.07 hereof, and this Section 7.02. Nothing contained in this Section shall relieve any party for any breach of the representations, warranties, covenants or agreements set forth in this Agreement.

                  SECTION 7.03 Amendment. This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the stockholders of the Company; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

                  SECTION 7.04 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso contained in Section 7.03 hereof, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                  SECTION 7.05 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.01, an amendment of this Agreement pursuant to Section 7.03 or an extension or waiver pursuant to Section 7.04 shall, in order to be effective, require in the case of Parent, Merger Sub or the Company, action by its board of directors or the duly authorized designee of its board of directors.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

                  SECTION 8.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time and all such representations and warranties will be extinguished on consummation of the Merger and neither the Company, the Parent, Merger Sub, nor any officer, director or employee or shareholder of any of them shall be under any liability whatsoever with respect to any such representation or warranty after such time. This Section 8.01 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time.

                  SECTION 8.02 Fees and Expenses. (a) (i) If this Agreement shall have been terminated by either party pursuant to Section 7.01(d) or by Parent pursuant to Section 7.01(g)(ii) as a result of a willful breach by the Company of this Agreement following the occurrence of any event specified in clause (x) below) and the following shall have occurred:

                  (x) prior to such termination, any Person (or group of Persons) other than Parent and its Affiliates (a "Third Party") shall have made, or proposed, communicated or disclosed in a manner which is or otherwise becomes public a bona fide intention to make a Transaction Proposal (including by making or effecting such a Transaction Proposal) and

                  (y) on or prior to twelve (12) months after the date of such termination, a Third Party consummates a transaction the proposal of which would otherwise qualify as a Transaction Proposal under Section
         5.06 or the Company enters into a definitive agreement with a Third Party setting forth the terms of a transaction the proposal of which would otherwise qualify as a Transaction Proposal under Section 5.06 hereof (whether or not such Person is the Person referred to in clause (x) above); or

                  (ii) if this Agreement is terminated pursuant to Section 7.01(e) or Section 7.01(f);

then the Company shall, (1) in the case of clause (a)(ii) above, promptly, but in no event later than one (A) business day after the termination of this Agreement pursuant to Section 7.01(e) or (B) the date of termination in the case of a termination under Section 7.01(f) and (2) in the case of clause (a)(i) above, promptly, but in no event later than one business day after an event specified in subclause (y) thereof shall have occurred, pay Parent a fee in cash of $5,600,000 plus out-of-pocket fees and expenses incurred by Parent not exceeding $900,000, which amount shall be payable in same day funds. No termination of this Agreement shall be effective until such fee is paid. For purposes of clauses (a)(i)(y) above, the term "Takeover Proposal" shall have the same meaning assigned to such term in Section 5.06 except that all references therein to "15%" shall be deemed to be references to "35%."

                  (b) Except as provided otherwise in Section 7.02(a) above, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, except that the cost of filing, printing and distributing the Proxy Statement and the Form S-4 shall be borne seventy-five percent (75%) by Parent and twenty-five percent (25%) the Company.

                  SECTION 8.03 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a) if to Parent or Merger Sub, to

                      Applera Corporation
                      301 Merrit 7
                      Norwalk, CT 06851-1070
                      Attention: General Counsel

                      with a copy to:

                      Simpson Thacher & Bartlett
                      3330 Hillview Avenue
                      Palo Alto, CA 94304
                      Attention:  Richard Capelouto, Esq.

                  (b) if to the Company, to

                      Axys Pharmaceuticals, Inc.
                      180 Kimball Way
                      South San Francisco, CA  94080
                      Attention: General Counsel

                      with a copy to:

                      Latham & Watkins
                      135 Commonwealth Drive
                      Menlo Park, CA 94025
                      Attention:  Ora T. Fisher, Esq.

                  SECTION 8.04 Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

                  SECTION 8.05 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

                  SECTION 8.06 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Confidentiality Agreement and the other agreements referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement, other than
Article I and Section 5.04, is not intended to confer upon any Person other than the parties any rights or remedies.

                  SECTION 8.07 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.

                  SECTION 8.08 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

                  SECTION 8.09 Enforcement.The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

                  IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                                APPLERA CORPORATION


                                                By: /s/ Peter Barrett
                                                   ---------------------------
                                                   Name: Peter Barrett
                                                   Title: Vice President


                                                ANGEL ACQUISITION SUB, INC.



                                                By: /s/ Peter Barrett
                                                   ---------------------------
                                                   Name: Peter Barrett
                                                   Title: President and Chief
                                                          Executive Officer


                                                AXYS PHARMACEUTICALS, INC.



                                                By: /s/ Paul J. Hastings
                                                   ---------------------------
                                                   Name: Paul J. Hastings
                                                   Title: President and Chief
                                                          Executive Officer